Exhibit 2.3

                                 PROMISSORY NOTE


PRINCIPAL AMOUNT: $171,796.00

DATE:             July 31, 2000.

         FOR VALUE RECEIVED, the undersigned (the "Maker") hereby promises to pay to, or to the order of, RICHARD MACARTHUR and JOHN WHITTAKER (collectively, the "Holder"), at 23 Armstrong Avenue, Georgetown, Ontario, or at such other place as the Holder may designate from time to time to the Maker in writing, in lawful money of Canada the principal sum of $171,796.00 (the "Principal Amount") together with interest on the Principal Amount or portion thereof remaining unpaid from time to time at the rate and calculated in the manner set out below.

         Interest shall be calculated and compounded semi-annually not in advance on the Principal Amount or portion thereof which remains unpaid from time to time (both before and after maturity, default and judgment) at the rate of interest set out below (the "Applicable Rate") from and including the date of this Promissory Note until and including the date upon which the Principal Amount and all interest due under this Promissory Note shall be fully paid

         The Applicable Rate shall be 8% per annum. Interest et the Applicable Rate shall accrue and be paid at the same time as the Principal Amount due under this Promissory Note is to be paid.

         The Principal Amount shall be paid on the earlier of:

         (a) the date which is 6 months following the successful completion of the Maker's Rule 504 public offering in the United States; and

         (b) July 31, 2001.

         The Maker shall have the right to prepay at any time or times the whole or any part of the Principal Amount due under this Promissory Note, without notice, bonus or penalty.

         All payments made under this Promissory Note, and any other payment which is accepted by the Holder from time to time, shall be applied first in satisfaction of any overdue interest, then in satisfaction of any accrued and unpaid interest, and finally the remaining portion of such payment shall be applied in satisfaction of the Principal Amount or any portion thereof then outstanding.

         Interest at the Applicable Rate shall be calculated on interest which is overdue under this Promissory Note and shall be payable on demand.

         The extension of the time for making any payment which is due and payable under this Promissory Note at any time or times, or the failure, delay or omission on the part of the Holder to exercise or enforce any rights or



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remedies of the Holder under this Promissory Note, shall not constitute a waiver of the right of the Holder to enforce such rights and remedies thereafter.

         Upon default, this Promissory Note may be enforced in the courts of any province of Canada. This Promissory Note shall be construed in accordance with the laws of and applicable to the Province of Ontario, Canada.

         This Promissory Note is to be treated as a negotiable instrument and all persons are invited by the Maker to act accordingly.

         Presentment for payment, protest, notice of protest and notice of dishonor of this Promissory Note are all hereby waived.

         DATED July 31, 2000.

                                             ARS NETWORKS, INCORPORATED

                                             Per:
                                                 ---------------------------
                                             Name:
                                                   -------------------------
                                             Title:
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